Exhibit (h)(5)

AMENDMENT TO

ADMINISTRATIVE SERVICES AGREEMENT

This Amendment to the Administrative Services Agreement is effective as of the 1st day of July, 2008, between Marshall Funds, Inc. (the “Funds”) and Marshall & Ilsley Trust Company N.A. (“M&I”).

WHEREAS, the Funds and M&I desire to revise the administration fees payable by the Funds to M&I with respect to the money market funds, effective July 1, 2008.

NOW, THEREFORE, the parties agree as follows:

Section 4(b) of the Administrative Services Agreement dated January 1, 2000, as amended (the “Agreement”), is hereby amended to read in its entirety as follows:

(b)

With respect to the MONEY MARKET FUNDS (as such term is defined in the Funds’ current prospectus) at the following annual rates based on the aggregate ADNA of the MONEY MARKET FUNDS combined, payable daily, as specified below:

Fee	Combined ADNA
0.040%	on the first $2 billion
0.030%	on the next $2 billion
0.025%	on the next $2 billion
0.020%	on the next $2 billion
0.010%	on ADNA in excess of $8 billion

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

MARSHALL FUNDS, INC.	MARSHALL & ILSLEY TRUST COMPANY

By: /s/ John M. Blaser Name: John M. Blaser Title: President	By: /s/ Gayle Robinson Name: Gayle Robinson Title: Senior Vice President and General Counsel